Exhibit 10.6

Summary of Non-Employee Director Compensation

Officers of our general partner who also serve as directors will not receive additional compensation. Effective as of the closing of the offering, each director will receive cash compensation of $40,000 per year for attending our regular board and distribution meetings. Each non-employee director will receive $1,000 for each special meeting of the board of directors attended and $1,000 per compensation or audit committee meeting attended. The chairman of the audit committee will receive an annual fee of $10,000 per year and the chairman of the compensation committee will receive an annual fee of $2,000 per year. Furthermore, each non-employee director will receive an annual grant of restricted units under the long-term incentive plan equal to $50,000 in value. These units will vest ratably over three years beginning one year from the grant date. Each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified for actions associated with being a director to the extent permitted under Delaware law.